Exhibit 99.1

AMETEK Announces Record Fourth Quarter and Full Year Results

Berwyn, Pa., Feb. 6, 2024 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the fourth quarter ended December 31, 2023.

AMETEK’s fourth quarter 2023 sales were a record $1.73 billion, a 6.5% increase over the fourth quarter of 2022. Operating income increased 12% to a record $445.0 million and operating margins were 25.7%, up 120 basis points from the fourth quarter of 2022. Operating cash flow in the quarter was a record $540.7 million, up 40% versus the prior year.

On a GAAP basis, fourth quarter earnings per diluted share were $1.48. Adjusted earnings in the quarter were a record $1.68 per diluted share, up 11% from the fourth quarter of 2022. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.20 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

"AMETEK's fourth quarter and full year performance was exceptional,” noted David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Contributions from organic sales growth and recent acquisitions, along with tremendous operating performance, led to robust margin expansion, record earnings and impressive cash flow growth in the quarter and the full year. We also continued to strengthen our portfolio in 2023, deploying approximately $2.25 billion in capital on acquisitions, including our most recent acquisition, Paragon Medical.”

For the full year, AMETEK’s sales were a record $6.60 billion, an increase of 7% over 2022. Operating income was $1.71 billion, up 14% versus the prior year, and operating income margins were 25.9%, expanding 150 basis points over last year’s margins.

On a GAAP basis, full year 2023 earnings were $5.67 per diluted share. Full year adjusted earnings were $6.38 per share, an increase of 12% over 2022’s comparable adjusted earnings of $5.68 per share. AMETEK established annual records for sales, operating income, operating margin, and earnings per share.

Electronic Instruments Group (EIG)
EIG sales in the fourth quarter were a record $1.24 billion, up 7% from the same quarter in 2022. EIG’s operating income in the quarter increased 17% to a record $359.0 million and operating

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income margins were 29.0%, an increase of 250 basis points compared to the fourth quarter of 2022.

"EIG delivered outstanding results in the fourth quarter," commented Mr. Zapico. "The sales growth was driven by continued solid organic growth and contributions from recent acquisitions. Our EIG businesses drove exceptional margin expansion, a testament to the quality of our businesses and our team’s focus on driving continuous operational improvements."

Electromechanical Group (EMG)
EMG sales in the fourth quarter were $494.7 million, up 6% from the fourth quarter of 2022. EMG’s fourth quarter operating income was $112.3 million, while operating income margins were 22.7% in the quarter.

"EMG also delivered a strong fourth quarter performance with continued excellent growth across our aerospace and defense businesses and solid core margin expansion in the quarter," stated Mr. Zapico.

2024 Outlook
"AMETEK's businesses delivered exceptional results in the fourth quarter and for the full year. The strength of the AMETEK Growth Model, alongside the outstanding contributions of our colleagues, allowed us to deliver strong, high-quality growth. The strength of our niche businesses, diverse market exposures, record backlog and robust operating capabilities position us for sustained growth. With a flexible balance sheet and strong cash flows, we are well positioned to invest in our organic growth initiatives and pursue strategic acquisitions to drive long-term value creation," noted Mr. Zapico.

“For 2024, we expect overall sales to be up low double digits on a percentage basis compared to 2023. Adjusted earnings per diluted share are expected to be in the range of $6.70 to $6.85, an increase of 5% to 7% over the comparable basis for 2023,” he added.

"For the first quarter of 2024, overall sales are expected to be up low double digits on a percentage basis compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.56 to $1.60 per share, up 5% to 7% compared to the first quarter of 2023," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its fourth quarter 2023 investor conference call on Tuesday, February 6, 2024, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

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About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annualized sales over $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$1,730,885	$1,625,667	$6,596,950	$6,150,530

Cost of sales	1,115,850	1,063,657	4,212,485	4,005,261
Selling, general and administrative	170,043	163,920	677,006	644,577
Total operating expenses	1,285,893	1,227,577	4,889,491	4,649,838
Operating income	444,992	398,090	1,707,459	1,500,692
Interest expense	(24,117)	(23,021)	(81,795)	(83,186)
Other (expense) income, net	(3,939)	3,435	(19,252)	11,186
Income before income taxes	416,936	378,504	1,606,412	1,428,692
Provision for income taxes	74,072	71,422	293,224	269,150
Net income	$342,864	$307,082	$1,313,188	$1,159,542

Diluted earnings per share	$1.48	$1.33	$5.67	$5.01
Basic earnings per share	$1.49	$1.34	$5.70	$5.04

Weighted average common shares outstanding:
Diluted shares	231,794	231,118	231,509	231,536
Basic shares	230,782	229,750	230,519	230,208

Dividends per share	$0.25	$0.22	$1.00	$0.88

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales:
Electronic Instruments	$1,236,227	$1,159,222	$4,624,250	$4,229,353
Electromechanical	494,658	466,445	1,972,700	1,921,177
Consolidated net sales	$1,730,885	$1,625,667	$6,596,950	$6,150,530

Operating income:
Segment operating income:
Electronic Instruments	$358,992	$307,126	$1,310,962	$1,089,729
Electromechanical	112,316	114,546	496,569	503,593
Total segment operating income	471,308	421,672	1,807,531	1,593,322
Corporate administrative expenses	(26,316)	(23,582)	(100,072)	(92,630)
Consolidated operating income	$444,992	$398,090	$1,707,459	$1,500,692

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$409,804	$345,386
Receivables, net	1,012,932	919,335
Inventories, net	1,132,471	1,044,284
Other current assets	269,461	219,053
Total current assets	2,824,668	2,528,058

Property, plant and equipment, net	891,293	635,641
Right of use asset, net	229,723	170,295
Goodwill	6,447,629	5,372,562
Other intangibles, investments and other assets	4,630,220	3,724,564
Total assets	$15,023,533	$12,431,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$1,417,915	$226,079
Accounts payable and accruals	1,464,658	1,338,123
Total current liabilities	2,882,573	1,564,202

Long-term debt, net	1,895,432	2,158,928
Deferred income taxes and other long-term liabilities	1,515,337	1,231,478
Stockholders' equity	8,730,191	7,476,512
Total liabilities and stockholders' equity	$15,023,533	$12,431,120

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Diluted earnings per share (GAAP)	$1.48	$1.33	$5.67	$5.01
Pretax amortization of acquisition-related intangible assets	0.26	0.25	0.93	0.89
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.06)	(0.22)	(0.22)
Adjusted Diluted earnings per share (Non-GAAP)	$1.68	$1.52	$6.38	$5.68

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	March 31, 2024		December 31, 2024
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.35	$1.39	$5.88	$6.03
Pretax amortization of acquisition-related intangible assets	0.27	0.27	1.08	1.08
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.06)	(0.26)	(0.26)
Adjusted Diluted earnings per share (Non-GAAP)	$1.56	$1.60	$6.70	$6.85

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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